Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in Registration Statements of RealPage, Inc. on Form S-8 (File Numbers 333-176742, 333-172573 and 333-168878) of our report dated August 16, 2011, relating to the financial statements of Multifamily Technology Solutions, Inc. and subsidiaries (d/b/a MyNewPlace) as of December 31, 2010 and 2009 and for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph related to the uncertainty of the ability of Multifamily Technology Solutions, Inc. and subsidiaries (d/b/a MyNewPlace) to continue as a going concern), appearing in this Current Report on Form 8-K/A of Real Page, Inc.
/s/ Deloitte & Touche LLP
San Francisco, California
November 3, 2011